Exhibit 99.1

Cingulate Inc. Reports First Quarter 2023 Financial Results and Provides Clinical and Business Update

Additional $3 Million of Financing

Proprietary PTR™ Manufacturing Processes Successfully Transferred to Societal CDMO

Joint Commercialization Agreement for Lead ADHD Candidate CTx-1301

KANSAS CITY, Kan., May 10, 2023 (GLOBE NEWSWIRE) — Cingulate Inc. (NASDAQ: CING), a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, today provided financial results for the three months ended March 31, 2023, as well as a clinical and business update. Among other highlights, the Company announced it has obtained an additional $3 million of debt financing, successfully completed the transfer of its proprietary PTR™ manufacturing processes to Societal CDMO, Inc. (Societal) and entered into a joint commercialization agreement with Indegene to provide commercial support for CTx-1301 upon approval from the U.S. Food and Drug Administration (FDA).

“We are excited to have reached several important milestones,” said Cingulate Chairman & CEO Shane J. Schaffer. “Cingulate has now answered the question as to how it will commercialize CTx-1301 by entering into a joint commercialization agreement with Indegene that substantially reduces the risks and expenses associated with traditional commercialization, and earlier this month, we announced the successful transfer of Cingulate’s proprietary PTR manufacturing processes to Societal CDMO in Gainesville, Georgia, keeping our Phase 3 timelines on schedule.”

“Furthermore,” Schaffer continued, “we are pleased to announce that we’ve received additional non-dilutive financing from long-standing Cingulate investor and board member Peter J. Werth. Capital will always be critical to Cingulate’s long-term success, and as we look forward to multiple Phase 3 milestones later this summer, we thank Peter for this additional financing and his steadfast support for Cingulate’s pipeline, vision, and overall mission.”

Werth Family Investment Associates Provides $3 Million of Debt Financing

Cingulate received an additional $3.0 million of debt financing from Werth Family Investment Associates LLC (WFIA). The $5.0 million promissory note, dated August 9, 2022, in favor of WFIA was amended and restated to increase the principal amount to $8.0 million with no changes to the other terms of the note. The note is unsecured with interest accruing at 15% per annum. Outstanding principal and all accrued and unpaid interest is due and payable on August 8, 2025 unless accelerated due to an event of default, and WFIA has the right during the first five business days of each calendar quarter to demand payment of all outstanding principal and interest 120 days following notice to Cingulate. WFIA owns 975,165 shares of our common stock and Peter J. Werth, a member of the Company’s Board of Directors and the manager of WFIA, owns 21,849 shares of our common stock.

Cingulate Completes Transfer of Proprietary PTR™ Manufacturing Processes to Societal CDMO

In April 2023, Cingulate successfully completed the transfer of its proprietary PTR™ manufacturing processes for its lead candidate, CTx-1301 (dexmethylphenidate), to Societal, a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development. Societal is producing a scalable supply of CTx-1301 for Cingulate’s ongoing and upcoming Phase 3 trials in the manufacturing suite within Societal’s Gainesville, Georgia facility that is outfitted with equipment supplied by Cingulate.

Cingulate, Indegene Announce Joint Commercialization Agreement for Lead ADHD Candidate CTx-1301

In March 2023, Cingulate announced a joint commercialization agreement with Indegene, a comprehensive life sciences commercialization company, to provide commercial support for Cingulate’s lead candidate CTx-1301 (dexmethylphenidate), a novel, investigational treatment being developed as a true, once-daily stimulant medication for attention deficit/hyperactivity disorder (ADHD).

The agreement spans cross-functional services through an omnichannel marketing approach uniquely designed to successfully manage pre-commercial support during Cingulate’s Phase 3 clinical trials and to effectively commercialize CTx-1301 nationwide following potential FDA approval.

Clinical Update

●	CTx-1301: Cingulate advanced its clinical program for CTx-1301 on the streamlined approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. As part of that effort:

Cingulate initiated a Phase 3 adult dose-optimization study in December 2022 to assess onset and duration of efficacy and safety in adults with ADHD, first cohort has been completed and the second cohort is near completion. Results are expected in the third quarter of 2023.

The Phase 3 fixed-dose pediatric and adolescent safety and efficacy study is expected to commence in mid-2023; results are expected in the first quarter of 2024.

In addition, Cingulate is planning to initiate a Phase 3 pediatric and adolescent dose-optimization classroom study in the third quarter of 2023 to assess onset and duration and efficacy and safety in patients with ADHD. Results are expected in the first quarter of 2024.

In order to meet the pharmacology requirement for the CTx-1301 New Drug Application (NDA) submission, Cingulate completed a food effect study in October of 2022, which demonstrated that CTx-1301 can be taken with or without food.

Assuming positive clinical results from the Phase 3 trials, Cingulate plans to submit the NDA for CTx-1301 in mid-2024 under the Section 505(b)(2) pathway.

●	CTx-2103: Cingulate is constructing a clinical program for CTx-2103 (buspirone) for the treatment of anxiety on the streamlined approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act. Based on the pharmacokinetic profile seen in the formulation study, which was completed in September 2022, CTx-2103 achieved the desired triple release of buspirone. These results provided the critical information required to allow the Company to request a Pre-IND meeting with the FDA to discuss the design of the Company’s clinical and regulatory programs for CTx-2103, which we expect to occur in the third quarter of 2023 to allow for a potential IND filing in the fourth quarter of 2023.

●	CTx-1302: A Phase 1/2 bioavailability study in ADHD patients for CTx-1302 (dextroamphetamine), Cingulate’s second asset for the treatment of ADHD, is planned for mid-2024. If results from this study are successful, pivotal Phase 3 clinical trials in all patient segments for CTx-1302 are expected to begin in late 2024 or early 2025.

First Quarter Results

●	Cash Position: As of March 31, 2023, Cingulate had $1.7 million in cash and cash equivalents. Based on the Company’s current operating plan and with the proceeds from the WFIA debt financing, Cingulate expects its cash and cash equivalents will enable the Company to fund its research and development and operating expenditures into the third quarter of 2023.

Cingulate entered into an At The Market Offering Agreement (ATM Agreement) with H.C. Wainwright & Co., LLC, as sales agent (Wainwright), in January 2023, pursuant to which Cingulate may offer and sell, from time to time through Wainwright, shares of its common stock for aggregate proceeds of up to $4.97 million (upon the terms and subject to the conditions and limitations set forth in the ATM Agreement).

In April 2023, Cingulate entered into a purchase agreement with Lincoln Park Capital Fund LLC, pursuant to which Lincoln Park has agreed to purchase up to an aggregate of $12.0 million of common stock (upon the terms and subject to the conditions and limitations set forth in the purchase agreement) from time to time and at Cingulate’s sole discretion over the 36-month term of the purchase agreement. Cingulate issued 368,023 shares of common stock to Lincoln Park as consideration for their commitment to purchase its common stock.

Management is also evaluating additional strategies to obtain funding which may include additional offerings of common stock, issuance of debt, or other capital sources, including potential collaborations with other companies or other strategic transactions.

●	Research & Development (R&D) Expenses: R&D expenses were $2.1 million for the three months ended March 31, 2023, compared to $2.8 million for the same period in 2022. This change was primarily a result of a decrease in manufacturing costs for CTx-1301 during the three month period ended March 31, 2023, as the three month period ended March 31, 2022 included the manufacturing of clinical supply for Phase 3 CTx-1301 clinical trials; whereas the manufacturing activity in the three months ended March 31, 2023 primarily included expenses related to the build out of our manufacturing suite at our CDMO. This decrease in manufacturing expense was slightly offset by an increase in clinical and regulatory costs as we initiated a Phase 3 clinical trial for CTx-1301 in the first quarter of 2023.

●	General and Administrative (G&A) Expenses: G&A expenses were $1.7 million for the three months ended March 31, 2023, compared to $2.2 million for the same period in 2022. This change was primarily the result of a decrease in legal and professional fees of $0.3 million and a decrease in insurance costs of $0.3 million. The decrease in professional fees was related to the timing of services performed for our annual audits and the decrease in insurance costs was related to a decline in the annual directors and officers insurance policy premium which was renewed in December of 2022.

●	Net Loss: Net loss was $4.0 million for the three months ended March 31, 2023, compared to $5.0 million for the same period in 2022. The decrease in net loss is due to the decreases in R&D and G&A expenses as described above.

About Cingulate®

Cingulate Inc. is a biopharmaceutical company utilizing its proprietary Precision Timed Release™ (PTR™) drug delivery platform technology to build and advance a pipeline of next-generation pharmaceutical products, designed to improve the lives of patients suffering from frequently diagnosed conditions characterized by burdensome daily dosing regimens and suboptimal treatment outcomes. With an initial focus on the treatment of Attention Deficit/Hyperactivity Disorder (ADHD), Cingulate is identifying and evaluating additional therapeutic areas where its PTR technology may be employed to develop future product candidates, such as anxiety disorders.

Cingulate is headquartered in Kansas City, KS. For more information visit Cingulate.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, including statements with respect to our plans, assumptions, expectations, beliefs and objectives with respect to product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, business strategies, potential growth opportunities and other statements that are predictive in nature. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “continue,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 10, 2023. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Cingulate Inc.

Consolidated Balance Sheet Data

	March 31,	December 31,
	2023	2022
Cash, cash equivalents and short-term investments	$1,738,760	$5,356,276
Total assets	$7,162,957	$11,405,057
Total liabilities	$7,081,343	$7,523,035
Accumulated deficit	$(73,413,383)	$(69,408,496)
Total stockholders’ equity	$81,614	$3,882,022

Cingulate Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$2,128,616	$2,762,284
General and administrative	1,721,379	2,247,060
Operating loss	(3,849,995)	(5,009,344)

Interest and other income (expense), net	(154,892)	5,833
Loss before income taxes	(4,004,887)	(5,003,511)
Income tax benefit (expense)	-	-

Net loss	$(4,004,887)	$(5,003,511)
Net loss per share of common stock, basic and diluted	$(0.35)	$(0.44)

Investor Relations

Thomas Dalton

VP, Investor & Public Relations, Cingulate Inc.

TDalton@cingulate.com

913-942-2301

Matt Kreps

Darrow Associates

mkreps@darrowir.com

214-597-8200

Media Relations

Melyssa Weible

Elixir Health Public Relations

mweible@elixirhealthpr.com

201-723-5805

CING-US-123-0524